Exhibit 99.2

For immediate release	July 22, 2024

Crown Crafts Acquires the Assets of Baby Boom Consumer Products

Acquisition Enhances Crown Crafts’ Presence in the Toddler Bedding Category

and Expands Lineup of Product Offerings

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (“Crown Crafts” or the “Company”) today announced that it has acquired substantially all of the assets of Baby Boom Consumer Products, Inc. (“Baby Boom”), a leading provider in the toddler bedding and diaper bag categories.

Baby Boom designs, sources, markets and sells high-quality and functional toddler bedding and diaper bags. In addition to its own brands, Baby Boom offers licensed products, including Bluey, Ms. Rachel, Cocomelon, Paw Patrol, Eddie Bauer and others.

“We are excited to add Baby Boom’s portfolio of branded and licensed products to our lineup. This acquisition enhances our presence in the toddler bedding segment, and the addition of diaper bags expands our offerings to our customers. Baby Boom’s strong portfolio of licenses is very complementary to our existing lineup,” said Olivia Elliott, Chief Executive Officer of Crown Crafts.

Crown Crafts paid $18 million for the acquisition, subject to customary working capital adjustments. Crown Crafts financed the transaction through a combination of an $8 million term loan and additional borrowings under Crown Crafts’ revolving line of credit. The term loan is repayable monthly over four years. The term of the line of credit was extended from July 11, 2028 to July 19, 2029 and its borrowing capacity increased from $35 million to $40 million. The acquisition is expected to be accretive to earnings and to add approximately $20 million annually to Crown Crafts’ net sales.

“Crown Crafts is a well-known and respected company in the infant and toddler product category. We believe it is the right partner for our products and look forward to Crown Crafts’ continued growth in these market segments,” said Steven Betesh, President of Baby Boom.

D.A. Davidson & Co. served as financial advisor; Smith, Gambrell & Russell, LLP served as legal advisor to Crown Crafts; and The CIT Group provided the debt financing for the transaction. Sills, Cummis & Gross P.C. served as legal advisor to Baby Boom.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs, toys and disposable products. The Company operates through its two wholly owned subsidiaries, NoJo Baby & Kids, Inc. and Sassy Baby, Inc., which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

About Baby Boom Consumer Products

Founded in 1988 and headquartered in Newark, New Jersey, Baby Boom Consumer Products designs, sources, markets, and sells high-quality and functional diaper bags and toddler bedding. Its product offering includes diaper bags, crib bedding, baby blankets, nursery décor, travel accessories, and soft bath products.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates,” “will” and variations of such words and similar expressions identify such forward-looking statements. The forward-looking statements in this press release do not constitute guarantees of future performance and include, without limitation, statements regarding the anticipated benefits of the Company’s acquisition of substantially all of the assets of Baby Boom, including enhanced market presence, expanded product offerings and a complimentary license portfolio; expectations regarding the acquisition’s impact on the Company’s growth, earnings and net sales; and the potential value and synergies that the acquisition may provide to the Company.

Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, the Company’s ability to realize the potential benefits of its acquisition of the assets of Baby Boom; potential disruptions to the operations of the Company due to the acquisition, the distraction of management and other risks related to the Company’s integration of Baby Boom’s products, business and team; the Company’s ability to retain Baby Boom’s key personnel; unexpected or increased charges, expenses or costs resulting from the acquisition; potential adverse reactions or changes to business relationships resulting from the announcement and completion of the acquisition; general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products; changing competition; changes in the retail environment; the Company’s ability to successfully integrate newly acquired businesses generally; the level and pricing of future orders from the Company’s customers; the extent to which the Company’s business is concentrated in a small number of customers; the Company’s dependence upon third-party suppliers, including some located in foreign countries; customer acceptance of both new designs and newly-introduced product lines; actions of competitors that may impact the Company’s business; disruptions to transportation systems or shipping lanes used by the Company or its suppliers; and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

Investor Relations:

Three Part Advisors
Steven Hooser, Partner, or John Beisler, Managing Director
(817) 310-8776